Exhibit 10.32

AMENDMENT

TO

SEGUE SOFTWARE, INC.

SPECIAL TERMINATION AND VESTING PLAN

A. The Segue Software, Inc. Special Termination and Vesting Plan adopted on February 5, 1997 is hereby amended by adding the following Section 12 at the end thereof:

“12. Compliance with Section 409A. Notwithstanding anything herein to the contrary, if at the time of a Covered Employee’s termination of employment with the Company, the Covered Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company notifies the Covered Employee that, based on the advice of counsel, the deferral of the commencement of any payment of base salary otherwise payable hereunder as a result of such termination of employment is necessary in order to comply with Section 409A of the Code, then the Company will defer the commencement of the payment of such base salary hereunder (without any reduction in such payment ultimately paid or provided to the Covered Employee) by a period of at least six months. Any payments of base salary that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid in a lump sum within the first five (5) days of the seventh month following the Covered Employee’s termination of employment. The provisions of this Section 12 shall apply only to the extent required to avoid the Covered Employee’s incurrence of any accelerated or additional tax under Section 409A of the Code.”

B. The effective date of this Amendment shall be as of January 1, 2005.

C. Except as expressly amended herein, the Plan remains in full force and effect in accordance with its terms.